Exhibit 99

ATTACHMENT

Note #1:                                                  Daniel Janney, Director, is a managing director of Alta California Management Partners III, LLC (which is the general partner of Alta California Partners III, L.P.)(“ACPIII”), and a manager of Alta Embarcadero Partners III, LLC (“AEPIII”). As a managing director and manager of ACPIII and AEPIII, he may be deemed to share voting and investment powers over the shares held by such funds. He disclaims beneficial ownership of all such shares held by all of the foregoing funds except to the extent of their proportionate pecuniary interests therein.

Note #2:                                                  Alta Partners II, Inc. (“APII”) provides investment advisory services to several venture capital funds including, Alta California Partners III, L.P. (“ACPIII”) and Alta Embarcadero Partners III, LLC (“AEPIII”). The respective general partner of Alta California Partners III L.P. and managers of Alta Embarcadero Partners III, LLC exercise sole voting and investment power with respect to the shares owned by such funds. Certain principals of APII are managing directors of Alta California Management Partners III, LLC (which is the general partner of ACPIII), and managers of AEPIII. As managing directors and managers of such funds, they may be deemed to share voting and investment powers over the shares held by the funds. The principals of APII disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Holder	Type of Security (1)	Shares of Convertible Preferred Stock Held by the Holder
Alta California Partners III, L.P.	Series B Preferred Stock	966,977

Alta California Partners III, L.P.	Series C Preferred Stock	980,406

Alta California Partners III, L.P.	Series C Preferred Stock Warrant (2)	79,044

	Total	2,026,427

Alta Embarcadero Partners III, LLC	Series B Preferred Stock	33,023

Alta Embarcadero Partners III, LLC	Series C Preferred Stock	33,106

Alta Embarcadero Partners III, LLC	Series C Preferred Stock Warrant (3)	2,668

	Total	68,797

(1)          The Issuer’s preferred stock automatically converted into Common Stock on a one-for-one basis upon the closing of the Issuer’s initial public offering.

(2)          Warrant to purchase 147,060 shares of Series C Preferred Stock was net exercised for 79,044 shares in connection with the closing of the Issuer’s initial public offering.

(3)          Warrant to purchase 4,965 shares of Series C Preferred Stock was net exercised for 2,668 shares in connection with the closing of the Issuer’s initial public offering.

FORM 4 JOINT FILER INFORMATION

Name of
“Reporting Persons”:	Alta Partners II, Inc.	Alta California Management Partners III, LLC
	Alta California Partners III, L.P.	Alta Embarcadero Partners III, LLC
	Jean Deleage	Guy Nohra
	Garrett Gruener	Daniel Janney
	Khaled Nasr	Robert Simon

Address:	One Embarcadero Center, Suite 4050
San Francisco, CA 94025

Designated Filer:

Date of Event:	February 18, 2004

ALTA PARTNERS II, INC.		ALTA CALIFORNIA PARTNERS III, LP

		By:	Alta California Management Partners III, LLC

By:	/s/ Jean Deleage
Jean Deleage, President
		By:	/s/ Guy Nohra
ALTA CALIFORNIA MANAGEMENT III, LLC			Guy Nohra, Managing Director

By:	/s/ Guy Nohra
Guy Nohra, Member

ALTA EMBARCADERO PARTNERS III, LLC

By:	/s/ Guy Nohra
Guy Nohra, Member

/s/ Jean Deleage		/s/ Guy Nohra
Jean Deleage		Guy Nohra

/s/ Garrett Gruener		/s/ Daniel Janney
Garrett Gruener		Daniel Janney

/s/ Robert Simon		/s/ Khaled Nasr
Robert Simon		Khaled Nasr